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                                                                    EXHIBIT 23.2


                            [LETTERHEAD OF KPMG LLP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Wells Fargo & Company:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (No. 333-45384 relating to the acquisition of Brenton Banks, Inc. and Brenton Bank) of Wells Fargo & Company (the "Company"), of our report dated November 27, 2000, with respect to the supplemental consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 (the "supplemental consolidated financial statements"), which report appears in the Company's Supplemental Annual Report filed on November 30, 2000, on Form 8-K. Our report contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of the Company and First Security Corporation on October 25, 2000, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements.

/s/ KPMG LLP



San Francisco, California
December 4, 2000